SEVERANCE AGREEMENT

SEVERANCE AGREEMENT dated the 16th day of July 2013, by and between Airware Labs

Corp, a Delaware corporation ("Employer"), and Jeffrey Rassas, ("Employee").

WHEREAS, Employee is an executive officer and a valued employee of Employer.

WHEREAS, Employer and Employee desire to agree to the results of any termination of

Employee's employment by Employer other than for cause.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this

Agreement, the parties hereto agree as follows:

1. Result of Termination Other than for Cause. In the event that Employer terminates Employee's employment with Employer other than for cause, (a) Employer shall pay Employee's base salary for a period of 12 months following such termination, (b) Employer shall pay to Employee, at the same time as bonuses are paid to Employer's other executives, a portion of the bonus earned by Employee for the period commencing on the first day of the fiscal year for which the bonus is calculated and ending on the date of termination ; and (c) all unvested stock-based compensation held by Employee shall vest as of the date of termination. As used herein, "cause" shall mean any termination of Employee 's employment by Employer as a result of Employee engaging in an act or acts involving a crime, moral turpitude, fraud, or dishonesty, or Employee willfully violating in a material respect Employer 's Corporate Governance Guidelines, Code of Conduct, or any applicable Code of Ethics, including, without limitation, the provisions thereof relating to conflicts of interest or related party transactions.

2. Competition and Confidential Information .

(a) Interests to be Protected . The parties acknowledge that Employee performs essential services for Employer, its employees, and its stockholders during the term of Employee's employment with Employer. Employee is exposed to, has access to, and works with, a considerable amount of Confidential Information (as defined below). The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to, Employer and that Employer will incur substantial recruiting and training expenses if Employer must hire new personnel or retrain existing personnel to fill vacancies. The parties expressly recognize that it could seriously impair the goodwill and diminish the value of Employer 's business should Employee compete with Employer in any manner whatsoever. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its stockholders, and employees. For these and other reasons, and the fact that there are many other employment opportunities available to Employee if his employment is terminated, the parties are in full and complete agreement that the following restrictive covenants are fair and reasonable and are entered into freely, voluntarily, and knowingly. Furthermore, each party was given the opportunity to consult with independent legal counsel before entering into this Agreement.

(b) Non-Competition. For the period equal to 12 months after the termination by Employer of Employee's employment with Employer other than for cause or upon resignation by Employee, Employee shall not (whether directly or indirectly, as owner, principal , agent, stockholder, director, officer, manager, employee, partner, participant, or in any other capacity) engage or become financially interested in any competitive business conducted within the Restricted Territory (as defined below). As used herein, the term "competitive business" shall mean any business that sells or provides or attempts to sell or provide products or services the same as or substantially similar to the products or services sold or provided by Employer during Employee's employment, and the term ··Restricted Territory'' shall mean any state or other geographical in which Employer sells products or provides services during Employee's employment.

(c) Non-Solicitation of Employees. For a period of 24 months after the termination by Employer of Employee's employment with Employer other than for cause or resignation by Employee, Employee shall not directly or indirectly, for Employee, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, solicit for employment, seek to hire, or hire any person or persons who is employed by or was employed by Employer within 12 months of the termination of Employee's employment for the purpose of having any such employee engage in services that are the same as or similar or related to the services that such employee provided for Employer.

(d) Confidential Information . Employee shall maintain in strict secrecy all confidential or trade secret information relating to the business of Employer (the "Confidential Information") obtained by Employee in the course of Employee's employment, and Employee shall not, unless first authorized in writing by Employer, disclose to, or use for Employee's benefit or for the benefit of, any person, firm, or entity at any time either during or subsequent to the term of Employee's employment, any Confidential Information, except as required in the performance of Employee’s duties on behalf of Employer. For purposes hereof, Confidential Information shall include without limitation any materials, trade secrets, knowledge, or information with respect to management, operational , or investment policies and practices of Employer; any business methods or forms; any names or addresses of customers or data on customers or suppliers; and any business policies or other information relating to or dealing with the management, operational, or investment policies or practices of Employer.

(e) Return of Books, Records, Papers, and Equipment. Upon the termination of Employee's employment with Employer for any reason, Employee shall deliver promptly to Employer all files, lists, books, records, manuals, memoranda, drawings, and specifications; all cost, pricing, and other financial data; all other written or printed materials and computers, cell phones, PDAs, and other equipment that are the property of Employer (and any copies of them); and all other materials that may contain Confidential Information relating to the business of Employer, which Employee may then have in Employee's possession, whether prepared by Employee or not.

(f) Disclosure of Information. Employee shall disclose promptly to Employer, or its nominee, any and all ideas, designs, processes, and improvements of any kind relating to the business of Employer, whether patentable or not, conceived or made by Employee, either alone or jointly with others, during working hours or otherwise, during the entire period of Employee's employment with Employer or within six months thereafter.

(g) Assignment. Employee hereby assigns to Employer or its nominee, the entire right, title, and interest in and to all inventions, discoveries, and improvements, whether patentable or not, that Employee may conceive or make during Employee 's employment with Employer, or within six months thereafter, and which relate to the business of Employer.

(h) Equitable Relief. In the event a violation of any of the restrictions contained in this Section is established, Employer shall be entitled to preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits, and other benefits arising from such violation, which right shall be cumulative and in addition to any other rights or remedies to which Employer may be entitled. In the event of a violation of any provision of subsection (b), (c), (t), or (g) of this Section , the period for which those provisions would remain in effect shall be extended for a period of time equal to that period beginning when such violation commenced and ending when the activities constituting such violation shall have been finally terminated in good faith.

(i) Restrictions Separable. If the scope of any provision of this Agreement (whether in this Section 4 or otherwise) is found by a Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. Each and every restriction set forth in this Section 4 is independent and severable from the others, and no such restriction shall be rendered unenforceable by virtue of the fact that, for any reason, any other or others of them may be unenforceable in whole or in part.

3. Miscellaneous.

(a) Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made, and received (i) if personally delivered, on the date of delivery, (ii) if by facsimile transmission , upon receipt, (iii) if mailed, three days after deposit in the United States mail , registered or certified, return receipt requested, postage prepaid, and addressed as provided below, or (iv) if by a courier delivery service providing overnight or "next-day" delivery, on the next business day after deposit with such service addressed as follows:

(1) If to Employer:

8399 E. Indian School Rd., #202

Scottsdale, AZ 8525 I

Attention: Chief Executive Officer

with a copy given in the manner prescribed above, to:

8399 E. Indian School Rd., #202

Scottsdale, AZ 85251

Attention: Ronald L. Miller, Jr., Board Member

(2) If to Employee:

8399 E. Indian School Rd., #202

Scottsdale, AZ 85251

Phone: [( ) _-_]

Either party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 5 for the giving of notice.

(b) Indulgences; Waivers. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence. No waiver shall be binding unless executed in writing by the party making the waiver.

(c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the state of Delaware, notwithstanding any Delaware or other conflict-of-interest provisions to the contrary.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and assigns, except that no party may assign or transfer such party's rights or obligations under this Agreement without the prior written consent of the other party.

(e) Execution in Counterpart. This Agreement may be executed in any number of counterparts,

each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

(f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

(h) No Participation in Severance Plans. Except as contemplated by this Agreement,

Employee acknowledges and agrees that the compensation and other benefits set forth in this Agreement are and shall be in lieu of any compensation or other benefits that may otherwise be payable to or on behalf of Employee pursuant to the terms of any severance pay arrangement of Employer or an y affiliate thereof, or any other similar arrangement of Employer or any affiliates thereof providing for benefits upon involuntary termination of employment.

(i) Paragraph Headings. The paragraph headings in this Agreement are for convenience only;

they form no part of this Agreement and shall not affect its interpretation.

(j) Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

(k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunda y, or holida y, then the final day shall be deemed to be the next day that is not a Saturday, Sunday, or holiday.

4. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Employee hereunder involve the performance of personal services, such obligations shall not be delegated by Employee. For purposes of this Agreement successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term "'Employer" includes all subsidiaries of Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.